Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2021
SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – November 10, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the third quarter ended October 3, 2021.
Highlights for the Third Quarter of 2021 versus the Third Quarter of 2020 Include:
•Total restaurant sales increased 3.6% to $421.7 million compared to $407.0 million in the prior year quarter;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 2.7%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 3.2%;
•Adjusted EBITDA(1) totaled $18.6 million compared to $34.1 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $35.4 million compared to $52.8 million in the prior year quarter;
•Net Loss was $9.9 million, or $0.20 per diluted share, compared to Net Income of $3.5 million, or $0.06 per diluted share, in the prior year quarter;
•Adjusted Net Loss(1) was $7.8 million, or $0.16 per diluted share, compared to Adjusted Net Income of $5.7 million, or $0.09 per diluted share, in the prior year quarter; and
•Free Cash Flow(2) of $13.5 million compared to $23.8 million in the prior year quarter.

(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income/(Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash Flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Management Commentary

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Similar to others in the quick service and casual dining business, our third quarter performance was challenged on a number of fronts due to the volatility caused by the ever-evolving and unpredictable course of the COVID-19 pandemic. We therefore moved quickly to increase our menu prices to mitigate unprecedented labor and commodity cost pressures. Our comparable Burger King restaurant sales grew by 2.7% with monthly trends improving sequentially through the third quarter. October comparable sales increased 5.0%. Due in part to our efforts to maintain normal operating hours in the face of severe labor constraints, we extended our track record of outperforming the domestic Burger King U.S. system to 21 of the last 23 consecutive quarters by exceeding the system’s comparable restaurant sales growth by 430 basis points in the third quarter of 2021. Although our Burger King traffic was roughly 95% of 2020 levels, we more than offset the decline through higher pricing and reduced promotional activity, which, together with a nearly 5% delivery sales mix, raised our average check by approximately 7.8%. We also estimate that ongoing staffing issues resulted in approximately $3.5 million in lost sales and impacted our comparable Burger King restaurant sales by approximately 1.0%.”

Accordino continued, “Inflationary challenges continued to weigh heavily on our profitability metrics. These include beef prices, which increased 15.5% compared to the same period last year, and team member average hourly wage costs, which rose 13.3% relative to the same period last year. On top of the two pricing actions completed in the third quarter, we have since taken additional pricing in October to help manage these and other cost pressures. While the near-term cost headwinds affecting our business model are certainly clear, as we move into next year, we believe that we will be able to claw back a portion of the margin erosion we are now experiencing. We believe this will be achieved through menu price actions taken to date and in the future combined with continued menu and promotional activity optimization as well as potentially easing cost pressures on a year-over-year basis, particularly in the back half of 2022.”

Accordino concluded, “As we navigate this challenging business environment, we place great importance on disciplined capital allocation and maintaining substantial liquidity. We are pleased to have recently paid a special cash dividend, which represents a tangible action we have taken to enhance shareholder value and will use all other free cash flow generated this year to reduce our net indebtedness. While we had previously targeted net capital expenditures of approximately $60 million this year, they are now likely to be closer to $50 million due to construction delays that have pushed some projects into 2022.”

Third Quarter 2021 Financial Results

Total restaurant sales increased 3.6% to $421.7 million in the third quarter of 2021, compared to $407.0 million in the third quarter of 2020. Comparable restaurant sales for the Company’s Burger King restaurants increased 2.7% compared to 0.8% increase in the prior year quarter. Restaurant sales for the Company’s Popeyes restaurants, which represented 4.8% of total restaurant sales in the third quarter, decreased on a comparable restaurant sales basis by 3.2% compared to a 5.5% increase in the third quarter of 2020. Staffing challenges during the evening hours of operation this past quarter were particularly impactful to Popeyes comparable sales. The Company outperformed the Popeyes U.S. system change in comparable sales in the third quarter of 2021 by 140 basis points.

The hourly cost and availability of labor remain a challenge for the restaurant industry and the Company. Supply chain cost pressures also continue to adversely impact the Company’s margins, although such costs appear to have stabilized over the past six weeks.

Adjusted Restaurant-Level EBITDA(1) was $35.4 million in the third quarter of 2021 compared to $52.8 million in the prior year period. Adjusted Restaurant-Level EBITDA margin declined to 8.4% of restaurant sales from 13.0% in the third quarter of 2020, reflecting higher food, beverage and packaging costs, higher wage and related expenses, and higher other restaurant operating expenses.

General and administrative expenses decreased to $19.2 million in the third quarter of 2021 from $20.4 million in the prior year period.

Adjusted EBITDA(1) was $18.6 million in the third quarter of 2021 compared to $34.1 million in the third quarter of 2020. Adjusted EBITDA margin decreased to 4.4% of total restaurant sales from 8.4% due to the factors discussed above.

Loss from operations was $3.6 million in the third quarter of 2021 compared to income from of operations of $10.2 million in the prior year quarter.

Interest expense increased to $7.7 million in the third quarter of 2021 from $6.6 million in the third quarter of 2020.

Net Loss was $9.9 million in the third quarter of 2021, or $0.20 per diluted share, compared to Net Income of $3.5 million, or $0.06 per diluted share, in the prior year quarter. Net Loss in the third quarter of 2021 includes, among other items, a $1.1 million gain from insurance recoveries related to property damage at two restaurants, $0.8 million of impairment and other lease charges and a tax valuation allowance charge of $1.6 million. Net Income in the third quarter of 2020 included, among other items, $2.0 million of impairment and other lease charges.

Adjusted Net Loss(1) was $7.8 million, or $0.16 per diluted share, compared to an Adjusted Net Income of $5.7 million, or $0.09 per diluted share, in the prior year quarter.

Balance Sheet Update

The Company ended the third quarter of 2021 with cash and cash equivalents of $89.4 million, and long-term debt (including current portion) and finance lease liabilities of $523.3 million. This total included $47.1 million of outstanding revolving credit borrowings under the Company’s $215.0 million revolving credit facility. There were also $9.0 million of letters of credit issued under such facility leaving $158.9 million of availability under its revolving credit facility as of October 3, 2021. Including the cash balance, the Company had $248.3 million of available liquidity at the end of the third quarter of 2021. On October 5, 2021, $24.9 million of cash was used to pay the previously announced special cash dividend.

Stock Repurchase Program

During the third quarter of 2021, the Company did not repurchase shares of its common stock. There remains approximately $11 million of capacity as part of the Company’s $25 million stock repurchase program. The Company’s stock repurchase program will expire August 2, 2023, unless terminated earlier by the Board of Directors.

Lead Independent Director

On November 9, 2021, the Board of Directors appointed David S. Harris as Lead Independent Director. Mr. Harris has been a director of the Company since 2012. The duties of the Lead Independent Director are set forth in the Company’s newly enacted Corporate Governance Guidelines, a copy of which is available on the Investor Relations page of the Company’s website located at www.carrols.com.

Conference Call Today

Daniel T. Accordino, the Company’s Chairman and Chief Executive Officer, and Anthony E. Hull, the Company’s Chief Financial Officer, will host a conference call to discuss third quarter 2021 financial results and provide a business update today at 8:00 a.m. (ET).

The conference call can be accessed live over the telephone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13723214. The replay will be available until Wednesday, November 17, 2021.

Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

Investor Conferences Participation

Carrols will be participating in three upcoming investor conferences.

•On November 22, 2021, the Company will host investor meetings at the Deutsche Bank 2021 Gaming, Lodging, Leisure & Restaurants Conference (virtual).
•On December 1, 2021, the Company will host investor meetings at the Stephens Annual Investor Conference.
•On December 9, 2021, the Company will host investor meetings at the Truist Securities 2021 Gaming, Lodging, Leisure & Restaurants Summit (virtual).

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,028 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Restaurant sales	421,703	407,036	1,236,237	1,126,972
Costs and expenses:
Food, beverage and packaging costs	131,103	121,228	371,317	328,858
Restaurant wages and related expenses	141,303	126,040	408,541	362,503
Restaurant rent expense	30,551	30,536	91,456	88,974
Other restaurant operating expenses	66,733	60,486	193,280	172,774
Advertising expense	16,619	15,989	48,927	44,281
General and administrative expenses (b) (c)	19,209	20,440	61,276	59,808
Depreciation and amortization	20,101	19,620	61,131	60,947
Impairment and other lease charges	784	1,954	1,281	7,776
Other expense (income), net (d)	(1,053)	515	(111)	(1,432)
Total costs and expenses	425,350	396,808	1,237,098	1,124,489
Income (loss) from operations	(3,647)	10,228	(861)	2,483
Interest expense	7,724	6,649	21,392	20,159
Loss on extinguishment of debt	—	—	8,538	—
Income (loss) before income taxes	(11,371)	3,579	(30,791)	(17,676)
Provision (benefit) from income taxes	(1,469)	48	(4,162)	(6,840)
Net income (loss)	$(9,902)	$3,531	$(26,629)	$(10,836)

Basic and diluted net income (loss) per share (e)(f)	$(0.20)	$0.06	$(0.53)	$(0.21)
Basic weighted average common shares outstanding	49,928	50,924	49,890	50,887
Diluted weighted average common shares outstanding	49,928	60,543	49,890	50,887

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended October 3, 2021 and September 27, 2020 each included thirteen and thirty-nine weeks, respectively.
(b)General and administrative expenses include acquisition costs of $0.1 million for the three months ended October 3, 2021 and $0.4 million for each of the nine months ended October 3, 2021 and September 27, 2020.
(c)General and administrative expenses include stock-based compensation expense of $1.5 million and $1.3 million for the three months ended October 3, 2021 and September 27, 2020, respectively and $4.5 million and $3.5 million for the nine months ended October 3, 2021 and September 27, 2020, respectively.
(d)Other expense (income), net, for the three and nine months ended October 3, 2021 included a gain from insurance recoveries of $1.1 million related to property damage at two of the Company's restaurants. Other expense (income), net, for the nine months ended October 3, 2021 also included a loss on disposal of assets of $0.9 million. Other expense (income), net, for the three months ended September 27, 2020 included a net gain of $0.2 million related to adjustments to insurance recoveries from previous property damage at the Company's restaurants, a loss on one sale-leaseback transaction of $0.4 million and a loss on disposal of assets of $0.3 million. Other expense (income), net, for the nine months ended September 27, 2020 included a gain of $1.7 million from insurance recoveries related to property damage at four of the Company's restaurants, a net gain on eleven sale-leaseback transactions of $0.2 million and loss on disposal of assets of $0.5 million.
(e)Basic net income (loss) per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Revenue:
Burger King restaurant sales	$401,308	$385,412	$1,172,455	$1,060,698
Popeyes restaurant sales	20,395	21,624	63,782	66,274
Total revenue	$421,703	$407,036	$1,236,237	$1,126,972
Change in Comparable Burger King Restaurant Sales (a)	2.7%	0.8%	9.6%	(3.5)%
Change in Comparable Popeyes Restaurant Sales (a)	(3.2)%	5.5%	(2.7)%	10.1%

Average Weekly Sales per Burger King Restaurant (b)	$30,186	$29,282	$29,662	$26,878
Average Weekly Sales per Popeyes Restaurant (b)	$24,487	$25,590	$25,284	$26,351

Adjusted Restaurant-Level EBITDA (c)	$35,424	$52,762	$122,775	$129,686
Adjusted Restaurant-Level EBITDA margin (c)	8.4%	13.0%	9.9%	11.5%

Adjusted EBITDA (c)	$18,582	$34,097	$67,755	$76,085
Adjusted EBITDA margin (c)	4.4%	8.4%	5.5%	6.8%

Adjusted Net Income (Loss) (c)	$(7,759)	$5,740	$(13,821)	$(4,002)
Adjusted Diluted Net Income (Loss) per share (c)	$(0.16)	$0.09	$(0.28)	$(0.08)

Number of Burger King restaurants:
Restaurants at beginning of period	1,027	1,027	1,009	1,036
New restaurants (including offsets)	1	—	3	6
Restaurants acquired	—	—	19	—
Restaurants closed (including offsets)	(1)	(4)	(4)	(19)
Restaurants at end of period	1,027	1,023	1,027	1,023
Average Number of operating Burger King restaurants	1,024.5	1,012.5	1,014.1	1,011.6

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65	65	65
Average Number of operating Popeyes restaurants	64.2	65.0	64.7	64.5
(a)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen or thirty-nine week period 52-weeks prior.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen or thirty-nine week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Income (Loss) per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net income (loss)	$(9,902)	$3,531	$(26,629)	$(10,836)
Provision (benefit) for income taxes	(1,469)	48	(4,162)	(6,840)
Interest expense	7,724	6,649	21,392	20,159
Depreciation and amortization	20,101	19,620	61,131	60,947
EBITDA	16,454	29,848	51,732	63,430
Impairment and other lease charges	784	1,954	1,281	7,776
Acquisition costs (c)	108	18	400	373
Stock-based compensation expense	1,458	1,303	4,541	3,543
Abandoned development costs (d)	—	189	—	1,746
Pre-opening costs (e)	30	5	59	104
Litigation and other professional expenses (f)	801	265	1,315	545
Other expense (income), net (g)(h)	(1,053)	515	(111)	(1,432)
Loss on extinguishment of debt	—	—	8,538	—
Adjusted EBITDA	$18,582	$34,097	$67,755	$76,085

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Income (loss) from operations	$(3,647)	$10,228	$(861)	$2,483
Add:
General and administrative expenses	19,209	20,440	61,276	59,808
Pre-opening costs (e)	30	5	59	104
Depreciation and amortization	20,101	19,620	61,131	60,947
Impairment and other lease charges	784	1,954	1,281	7,776
Other expense (income), net (g)(h)	(1,053)	515	(111)	(1,432)
Adjusted Restaurant-Level EBITDA	$35,424	$52,762	$122,775	$129,686

Reconciliation of Adjusted Net Income (Loss): (b)
Net income (loss)	$(9,902)	$3,531	$(26,629)	$(10,836)
Add:
Impairment and other lease charges	784	1,954	1,281	7,776
Acquisition costs (c)	108	18	400	373
Abandoned development costs (d)	—	189	—	1,746
Pre-opening costs (e)	30	5	59	104
Litigation and other professional expenses (f)	801	265	1,315	545
Other expense (income), net (g)(h)	(1,053)	515	(111)	(1,432)
Loss on extinguishment of debt	—	—	8,538	—
Income tax effect on above adjustments (i)	(168)	(737)	(2,871)	(2,278)
Valuation allowance for deferred taxes (j)	1,641	—	4,197	—
Adjusted Net Income (Loss)	$(7,759)	$5,740	$(13,821)	$(4,002)
Adjusted diluted net income (loss) per share (k)	$(0.16)	$0.09	$(0.28)	$(0.08)
Adjusted diluted weighted average common shares outstanding	49,928	60,543	49,890	50,887
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and nine months ended October 3, 2021 and September 27, 2020 both included thirteen and thirty-nine weeks, respectively.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, abandoned development costs, restaurant pre-opening costs, non-recurring litigation and other professional expenses, loss on extinguishment of debt and other income and expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, pre-opening costs, depreciation and amortization, impairment and other lease charges and other income and expense. Adjusted Net Income (Loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs, abandoned development costs, pre-opening costs, non-recurring litigation and other professional expenses, other income and expense, loss on extinguishment of debt and valuation allowance for deferred taxes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net income (loss) of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other income and expense, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss), when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition costs for the three and nine months ended October 3, 2021 mostly include integration, travel, legal and professional fees incurred in connection with restaurant acquisitions during the second quarter of 2021, which were included in general and administrative expenses. Acquisition costs for the three and nine months ended September 27, 2020 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC in 2019 which were included in general and administrative expense.
(d)Abandoned development costs for the three and nine months ended September 27, 2020 represents the write-off of capitalized costs of previously planned new restaurant locations.
(e)Pre-opening costs for the three and nine months ended October 3, 2021 and September 27, 2020 include training, labor and occupancy costs incurred during the construction of new restaurants.
(f)Litigation and other professional expenses for the three and nine months ended October 3, 2021 and September 27, 2020 include executive recruiting and severance costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(g)Other expense (income), net, for the three and nine months ended October 3, 2021 included a gain from insurance recoveries of $1.1 million related to property damage at two of the Company's restaurants. Other expense (income), net, for the nine months ended October 3, 2021 also included a loss on disposal of assets of $0.9 million.
(h)Other expense (income), net, for the three months ended September 27, 2020 included a net gain of $0.2 million related to adjustments to insurance recoveries from previous property damage at the Company's restaurants, a loss on one sale-leaseback transaction of $0.4 million and a loss on disposal of assets of $0.3 million. Other expense (income), net, for the nine months ended September 27, 2020 included a gain of $1.7 million from insurance recoveries related to property damage at four of the Company's restaurants, a net gain on eleven sale-leaseback transactions of $0.2 million and loss on disposal of assets of $0.5 million.
(i)The income tax effect related to the adjustments to Adjusted Net Income (Loss) was calculated using an incremental income tax rate of 25% for the three and nine months ended October 3, 2021 and September 27, 2020.
(j)Reflects the removal of the income tax provision recorded for the establishment of a valuation allowance on all our net deferred income tax assets during the three and nine months ended October 3, 2021.
(k)Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Reconciliation of Free Cash Flow: (b)
Net cash provided by operating activities	$23,612	$32,886	$50,227	$80,778
Net cash provided by (used for) investing activities	10,091	(9,039)	(46,703)	(34,045)
Net cash paid for (proceeds received from) acquisitions, net of related sale-leasebacks	(20,186)	—	10,633	—
Total Free Cash Flow	$13,517	$23,847	$14,157	$46,733

	At 10/3/2021	At 1/3/2021	At 9/27/2020
Long-term debt and finance lease liabilities (c)	$523,307	$494,158	$495,748
Cash and cash equivalents	89,373	64,964	67,762
Net Debt (d)	433,934	429,194	427,986
Senior Secured Net Debt (e)	133,934	429,194	427,986
Total Net Debt Leverage Ratio (f)	4.03x	3.82x	4.03x
Senior Secured Net Debt Leverage Ratio (g)	1.24x	3.82x	4.03x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and nine months ended October 3, 2021 and September 27, 2020 both included thirteen and thirty-nine weeks, respectively.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions excluding proceeds from acquisition-related sale-leaseback transactions completed in the third quarter of 2021. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended October 3, 2021 and September 27, 2020 is derived from the Company's consolidated statements of cash flows for the respective nine month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended October 3, 2021 and the Company's consolidated statements of cash flows for the previously reported six month periods ended July 4, 2021 and June 26, 2020 contained in the Company’s Form 10-Q for the period ended July 4, 2021.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at October 3, 2021 included $172,938 of outstanding term B loans and $47,063 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $3,306 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 3, 2021 included $419,375 of Term Loan B and $73,875 of Term Loan B-1 borrowings under the Company's senior credit facilities and $908 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at September 27, 2020 included $419,688 of outstanding term B loans and $75,000 of outstanding term B-1 loans under the Company's senior credit facilities and $1,060 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facility for each period presented.